Fifth Third Bancorp

News Release

CONTACT:  Fifth Third Bancorp                         FOR IMMEDIATE RELEASE
          Roberta R. Jennings (media)                      January 14, 1998
          513/579-4153
          Neal E. Arnold (analysts)
          513/579-4356

          CitFed Bancorp
          Diana Schoenberger (media)
          937/229-8319

          FIFTH THIRD BANCORP TO MERGE WITH CITFED BANCORP, INC.
              Move Puts Fifth Third Bank #1 In Dayton Market

     Fifth Third Bancorp is pleased to announce it has signed a definitive agreement to merge with CitFed Bancorp, Inc., and its subsidiary, Citizens Federal Bank, F.S.B. The transaction will be a tax-free, stock-for-stock exchange of .67 shares of Fifth Third common stock for all outstanding shares of Citizens Federal, for a total value of approximately $688.2 million. Pending regulatory approval, the acquisition is expected to be completed in the second quarter, 1998.

     Citizens Federal, which is headquartered in Dayton, has assets of $3.3 billion, deposits of $1.8 billion, 36 offices and 43 Automated Teller Machines located in Dayton and seven contiguous counties. In addition, Citizens Federal operates a network of 15 loan production offices including Dayton, Columbus, Cincinnati, Lexington, Louisville and Indianapolis. CitFed President and CEO Jerry L. Kirby will become a Director of Fifth Third Bancorp and also will serve as Chairman of the Board of Fifth Third Bank of Western Ohio. CitFed Director Allen Hill, President and CEO, DPL, Inc., also will join the Board of Directors of Fifth Third Bancorp.

     Citizens Federal's 30 Dayton-area offices will be merged with Fifth Third Bank of Western Ohio, one of 11 affiliates of Fifth Third Bancorp which has $2 billion in assets, $1.7 billion in deposits, 55 full-service Banking Centers, including eight Bank Mart locations, three QuickSource TM locations and 72 ATMs. As a result of the merger, Fifth Third Bank of Western Ohio will have $3.5 billion in deposits, $5.3 billion in assets, 85 Banking Centers and 115 ATMs. Citizen Federal's five Butler County offices will join Fifth Third Bank Butler County.

     Fifth Third Bank of Western Ohio, led by President and CEO R. Daniel Sadlier, will move from fourth to first place in the Dayton market with a
25.3 % market share.

                                 -MORE-

     "A partnership between Fifth Third and Citizens Federal presents tremendous opportunities," says George A. Schaefer, Jr., President and CEO, Fifth Third Bancorp. "The Miami Valley is an attractive market, and this merger will allow us to now provide even greater access to our complete retail, commercial, investment and data processing products and services. Also, CitFed's network of loan production offices complements our existing retail delivery system in southwestern Ohio and central Kentucky."

     CitFed Chairman, President and CEO Jerry L. Kirby states, "We've built a successful franchise and are pleased to partner with such a strong organization. Both CitFed and Fifth Third believe in the value of efficient and top quality customer service, and Fifth Third has a 139-year history of success. They've been rated as the best bank in the country, and CitFed customers will enjoy many benefits of banking with Fifth Third -- more locations, competitive rates on consumer products, business banking solutions and investment options. Clearly, it's a winning move for our customers."

     CitFed posted record second fiscal quarter net earnings of $7.0 million, or $.52 per share, for the quarter ending September 30, 1997. For the six months ended September 30, 1997, CitFed's earnings were $13.7 million, or $1.02 per share, compared with $10.4 million, or $.78 per share before the one-time 1996 SAIF assessment. CitFed plans to release third quarter earnings for fiscal 1997 on January 27, 1998. CitFed's return on equity for the six months ended September 30, 1997 was 13.87 percent and return on average assets of .89 percent.

     Fifth Third Bank of Western Ohio President and CEO R. Daniel Sadlier states, "The union of CitFed and Fifth Third Bank represents such a natural partnership. Fifth Third and CitFed are both stable organizations, and each has a strong local presence. The resulting organization will benefit greatly from the expertise and talent of Jerry Kirby and Allen Hill, in addition to CitFed's extensive retail delivery network, strong mortgage lending operation and their CitFed Investment Group, which is similar in structure to our Fifth Third Investment Advisors group."

     Fifth Third Bank of Western Ohio was chartered in 1865 and now serves an 11-county area. In 1997, it joined Fifth Third's Dayton operation and is now headquartered in downtown Dayton at One Dayton Centre.

                                 -MORE-

     Fifth Third initially entered the Dayton market in 1982 with its purchase of The Farmers and Merchants Bank in Fairborn and has since enjoyed remarkable growth. In 1986, Fifth Third opened its first full-service Banking Center in Montgomery County with the opening of the Dorothy Lane and Far Hills location. In 1992, the Bank added a MidFed Bank location; in 1994, three Equitable Savings offices; in 1995, Mutual Federal Savings Bank and the Dayton Division of PNC Bank; and in 1996, Fifth Third acquired several offices from NBD Bank Ohio.

     Founded in 1858, Fifth Third Bancorp is headquartered in Cincinnati, Ohio and has 11 affiliate banks, $20.9 billion in assets, 410 full-service Banking Centers, including 98 Bank Mart locations open seven days a week inside select grocery stores and 910 Jeanie ATMs in Ohio, Kentucky, Indiana and Florida. Fifth Third's financial strength continues to be recognized by rating agencies with deposit ratings of AA- and Aa2 and commercial paper ratings of A1+ and P1 from Standard & Poor's and Moody's, respectively.
Fifth Third operates four main businesses: Retail, Commercial, Fifth Third Investment Advisors and Midwest Payment Systems, the Bank's data processing subsidiary. Bancorp investor information can be accessed on the Internet at http://www.53.com. Press releases are available by fax at no charge by calling 800-758-5804, extension 281775. The company's common stock is traded in the over-the-counter market through the NASDAQ National Market System under the symbol: "FITB".

                                 #     #     #